EXHIBIT-99.1

Helen of Troy Limited Reports

First Quarter Fiscal Year 2016 Results

•      Delivers First Quarter Revenue of $345.3 Million; GAAP Diluted Earnings Per Share (EPS) of $0.70

•      First Quarter Non-GAAP Adjusted Diluted EPS of $1.06, In-Line with Company Expectations

•      Company Continues to Expect Fiscal Year 2016 GAAP Diluted EPS in a Range of $4.33 to $4.73 and Fiscal Year 2016 Non-GAAP Adjusted Diluted EPS in a Range of $5.40 to $5.85

EL PASO, Texas, July 9, 2015 — Helen of Troy Limited (NASDAQ, NM:  HELE), designer, developer and worldwide marketer of consumer brand-name housewares, healthcare/home environment, nutritional supplement and beauty products, today reported results for the three-month period ended May 31, 2015.

Julien R. Mininberg, Chief Executive Officer, stated: “We had a solid first quarter positioning us well to achieve our annual goals.  The quarter was highlighted by a double digit increase in revenue and growth in adjusted diluted earnings per share, in line with our expectations, despite a greater-than-expected impact from foreign currency and the West Coast port disruption.  Leading our quarterly performance was our Healthcare/Home Environment segment driven by new product introductions, a relatively strong end to the flu season and the VapoSteam acquisition notwithstanding a significant foreign currency headwind. The Healthy Directions acquisition contributed almost $40 million to sales revenue.  Housewares had a slight decline in the quarter, as strong point-of-sale activity and new product introductions were offset by a shift in timing of customer orders and inventory levels at several key retailers.  In Beauty, we reorganized and renamed the segment formerly known as Personal Care.  While Beauty sales were down year-over-year, we made continued progress toward stability. We remain highly focused on executing our multi-year growth strategy and believe we are on track to achieve the objectives we have set for ourselves for the current fiscal year.”

Key Highlights for the First Quarter of Fiscal Year 2016 Compared to the First Quarter of Fiscal Year 2015

•                  Net sales revenue increased $33.6 million, or 10.8%, which includes a 2.1% decrease in core business net sales revenue (excluding Nutritional Supplements and VapoSteam). The decrease in core business net sales revenue includes a negative impact of 2.5% from foreign currency fluctuations.

•                  Healthcare/Home Environment rose 0.4%, driven by new product introductions, a relatively strong end to the cold/flu season and the VapoSteam acquisition, primarily offset by a negative impact of $5.2 million, or 3.6% from foreign currency fluctuations.

•                  Housewares declined $1.6 million, or 2.4%, primarily due to a shift in the timing of customer orders of an estimated $3.0 million into the fourth quarter of fiscal year 2015 and an estimated $1.0 million into the second quarter of fiscal year 2016, and inventory adjustments by several key retailers. The decline was partially offset by strong point-of-sale activity, continued growth with existing products, such as the infant and toddler care line, and new products, including the GreenSaver storage containers.

•                  Beauty declined 4.7%, which included a negative impact of $2.2 million, or 2.1% from foreign currency fluctuations.  The West Coast port disruption also negatively impacted net sales revenue.

•                  Healthy Directions, which comprises the Nutritional Supplements segment, contributed $39.4 million to net sales revenue.

•                  VapoSteam contributed $0.7 million to net sales revenue.

•                  Gross margin expanded 3.2 percentage points to 41.5% due primarily to the Healthy Directions acquisition.

•                  Foreign currency exchange losses from balance sheet re-measurement, transactions and hedge settlements increased SG&A expense by $0.9 million compared to the same period last year.

•                  Diluted EPS was $0.70 and adjusted diluted EPS was $1.06 on 29.1 million shares outstanding.

•                  Adjusted EBITDA increased $0.2 million to $42.1 million.

First Quarter of Fiscal Year 2016 Consolidated Operating Results

•                  Net sales revenue increased 10.8% to $345.3 million compared to $311.8 million in the first quarter of fiscal year 2015, and includes three months of operations of Healthy Directions, which was acquired on June 30, 2014 and two months of operations of the VapoSteam business, which was acquired on March 31, 2015. Net sales revenue reflects a decline in core business net sales revenue of $6.5 million, or 2.1%.  Foreign currency fluctuations decreased consolidated U.S. Dollar reported net sales revenue by $7.7 million, or 2.5%, year-over-year. Additionally, the impact of the West Coast port disruption negatively impacted net sales revenue, primarily in the Beauty segment.

•                  Gross profit margin increased 3.2 percentage points to 41.5% compared to 38.3% for the same period last year. This increase reflects the impact of the Nutritional Supplements segment and the recent acquisition of VapoSteam, which had a combined favorable impact of 4.0 percentage points on the consolidated gross profit margin.  Gross profit margin for the core business declined by 0.8 percentage points primarily due to the unfavorable impact of foreign currency fluctuations.

•                  SG&A was 32.9% of net sales compared to 28.0% of net sales for the same period last year.  The increase is primarily due to a higher relative SG&A ratio in the Nutritional Supplements segment, which increased the SG&A ratio by 4.2 percentage points. The SG&A ratio in the core business increased 0.8 percentage points, primarily due to higher year-over-year net foreign currency exchange losses of $0.9 million, as well as higher compensation expense and investments in advertising, marketing and product development.

•                  Operating income was $26.5 million compared to $23.1 million for the same period last year. Operating income for the fiscal quarter ended May 31, 2015 includes non-cash asset impairment charges of $3.0 million, compared to $9.0 million for the same period last year.

•                  Income tax expense as a percentage of pretax income was 14.2% compared to 17.0% for the same period last year.  The year-over-year comparison of our effective tax rate was primarily impacted by shifts in the mix of taxable income in our various tax jurisdictions.

•                  Net income was $20.4 million, or $0.70 per diluted share on 29.1 million weighted average diluted shares outstanding.  This compares to net income in the first quarter of fiscal year 2015 of $16.4 million, or $0.55 per diluted share on 29.6 million weighted average diluted shares outstanding. Net income for the fiscal quarter ended May 31, 2015 includes after-tax non-cash asset impairment charges of $2.7 million, compared to $8.2 million for the same period last year.

•                  Adjusted EBITDA (EBITDA excluding non-cash asset impairment charges and non-cash share-based compensation, as applicable) was $42.1 million compared to $41.9 million in the same period last year.

On an adjusted basis for the first quarter of fiscal years 2016 and 2015, excluding non-cash asset impairment charges, non-cash amortization of intangible assets, and non-cash share based compensation, as applicable:

•                  Adjusted operating income was $38.4 million compared to $38.7 million for the first quarter of fiscal year 2015.

•                  Adjusted income was $30.7 million, or $1.06 per diluted share, compared to $30.8 million, or $1.04 per diluted share, for the first quarter of fiscal year 2015.

Balance Sheet Highlights

•                  Cash and cash equivalents totaled $15.3 million at May 31, 2015, compared to $29.2 million at May 31, 2014.

•                  Total short- and long-term debt increased to $438.8 million at May 31, 2015, compared to $425.7 million at May 31, 2014.  The increase primarily reflects borrowings incurred in conjunction with the acquisition of Healthy Directions for $195.9 million in the second quarter of fiscal year 2015, and the Vaposteam transactions that totaled $42.8 million in the first quarter of fiscal year 2016.

•                  Accounts receivable turnover was 57.1 days at May 31, 2015, compared to 63.2 days at May 31, 2014.

•                  Inventory was $299.3 million at May 31, 2015, compared to $298.5 million at May 31, 2014.

Recent Events

On March 31, 2015, the Company announced that it had acquired the Vicks® VapoSteam® U.S. liquid inhalant business from The Procter & Gamble Company (“P&G”), which includes a fully paid-up license to the Vicks VapoSteam trademarks.  In a related transaction, the Company also acquired a fully paid-up license of P&G’s Vicks VapoPad® trademarks for scent pads in the United States. The vast majority of Vicks VapoSteam and VapoPads are used in Vicks humidifiers, vaporizers and other health care devices already marketed by Helen of Troy. The transaction includes the acquisition of certain production assets and the inventory related to the above categories, as well as the right to use related intellectual property.  The VapoSteam acquisition was financed with the Company’s revolving credit facility. The United States Vicks VapoSteam business that was part of the transaction had annual revenues of approximately $10 million in calendar year 2014.  The aggregate consideration for the two transactions was approximately $42.8 million.

Early in March 2015, the Company announced the introduction of a premium line of kitchen electrics under the OXO On brand. The initial line will consist of motorized toasters, coffee makers, a coffee grinder, an electric kettle, an immersion blender and a hand mixer. The line will ship initially in the U.S. offering several unique features, as well as elements based on OXO’s universal design ethos. The Company believes OXO On appliances will provide the simplicity, functionality, and thoughtfulness consumers have come to expect from the OXO brand. The line is expected to ship to retail stores in the second half of fiscal year 2016.

Fiscal Year 2016 Annual Outlook

The Company is maintaining its fiscal year 2016 outlook. For fiscal year 2016, the Company continues to expect consolidated net sales revenue in the range of $1.485 to $1.536 billion and diluted EPS (GAAP) in the range of $4.33 to $4.73.  This includes expected sales and diluted EPS from VapoSteam. The Company continues to expect sales and diluted EPS (GAAP) from the VapoSteam acquisition to be in the range of $10 million to $11 million and $0.03 to $0.08, respectively, for the eleven months included in our fiscal year 2016 results.

The Company continues to expect consolidated adjusted diluted EPS (non-GAAP) to be in the range of $5.40 to $5.85, which excludes after-tax non-cash asset impairment charges, non-cash share-based compensation expense and intangible asset amortization expense. This includes expected sales and adjusted diluted EPS from VapoSteam. The Company continues to expect adjusted diluted EPS (non-GAAP) for VapoSteam to be in the range of $0.04 to $0.11, which excludes after-tax non-cash share-based compensation expense and intangible asset amortization expense.

The Company’s fiscal year 2016 outlook assumes current foreign currency exchange rates for the remainder of the fiscal year, which are expected to negatively impact year-over-year net sales revenue by approximately $28.0 million, net income by approximately $17.0 million, and earnings per share by approximately $0.59.  The diluted EPS outlook is based on an estimated weighted average shares outstanding of 29.0 million for the full fiscal year 2016.  Further, the Company’s guidance assumes that the severity of the cold/flu season will be in line with historical averages.  The likelihood and potential impact of any fiscal year 2016 acquisitions other than VapoSteam, future asset impairment charges, future foreign currency fluctuations, including any potential currency devaluation in Venezuela, or share repurchases are unknown and cannot be reasonably estimated; therefore they are not included in the Company’s sales and earnings outlook.

As previously disclosed, in fiscal year 2015 the Company benefitted from an after-tax gain of $0.24 per share from the amendment of a license agreement, an after-tax decrease in product liability estimates of $0.05 per share and tax benefits of $0.15 per share that are not expected to repeat in fiscal year 2016.  These items negatively impact the year-over-year comparison of adjusted diluted EPS by a combined $0.44.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today’s earnings release.  The teleconference begins at 4:45 pm Eastern Time today, Thursday, July 9, 2015. Institutional investors and analysts interested in participating in the call are invited to dial (888) 329-8877 approximately ten minutes prior to the start of the call.  The conference call will also be webcast live at: www.hotus.com. A telephone replay of this call will be available at 7:45 p.m. Eastern Time on July 9, 2015 until 11:59 p.m. Eastern Time on July 16, 2015 and can be accessed by dialing (877) 870-5176 and entering replay pin number 8777201. A replay of the webcast will remain available on the website for 60 days.

Non-GAAP Financial Measures:

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”).  To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP financial measures, such as adjusted operating income, adjusted income, adjusted diluted EPS, EBITDA and adjusted EBITDA, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based measures presented in the Company’s consolidated statements of income.

About Helen of Troy Limited:

Helen of Troy Limited is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including: Housewares: OXO®, Good Grips®, Soft Works®, OXO tot® and OXO Steel®; Healthcare/Home Environment: Vicks®, Braun®, Honeywell®, PUR®, Febreze®, Stinger®, Duracraft® and SoftHeat®; and Beauty: Revlon®, Vidal Sassoon®, Dr. Scholl’s®, Pro Beauty Tools®, Sure®, Pert®, Infusium23®, Brut®, Ammens®, Hot Tools®, Bed Head®, Karina®, Ogilvie® and Gold ‘N Hot®. The Nutritional Supplements segment was formed with the acquisition of Healthy Directions, a U.S. market leader in premium doctor-branded vitamins, minerals and supplements, as well as other health products sold directly to consumers. The Honeywell® trademark is used under license from Honeywell International Inc. The Vicks®, Braun®, Febreze® and Vidal Sassoon® trademarks are used under license from The Procter & Gamble Company. The Revlon® trademark is used under license from Revlon Consumer Products Corporation. The Bed Head® trademark is used under license from Unilever PLC. The Dr. Scholl’s® trademark is used under license from MSD Consumer Care, Inc.

For more information about Helen of Troy, please visit www.hotus.com.

Forward Looking Statements:

This press release may contain forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company’s actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. The forward-looking statements are qualified in their entirety by a number of risks that could cause actual results to differ materially from historical or anticipated results. Generally, the words “anticipates”, “estimates”, “believes”, “expects”, “plans”, “may”, “will”, “should”, “seeks”, “project”, “predict”, “potential”, “continue”, “intends”, and other similar words identify forward-looking statements. The Company cautions readers not to place undue reliance on forward-looking statements. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2015 and in our other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the departure and recruitment of key personnel, the Company’s ability to deliver products to our customers in a timely manner, the costs of complying with the business demands and requirements of large sophisticated customers, the Company’s relationship with key customers and licensors, our dependence on the strength of retail economies and vulnerabilities to an economic downturn, expectations regarding acquisitions and the integration of acquired businesses, exchange rate risks, disruptions in U.S., European and other international credit markets, risks associated with weather conditions, the Company’s dependence on foreign sources of supply and foreign manufacturing, risks associated with the availability, purity and integrity of materials used in nutritional supplements, the impact of changing costs of raw materials and energy on cost of goods sold and certain operating expenses, the Company’s geographic concentration of certain U.S. distribution facilities, which increases our exposure to significant shipping disruptions and added shipping and storage costs, the Company’s projections of product demand, sales, net income and earnings per share are highly subjective and our future net sales revenue and net income could vary in a material amount from such projections, circumstances that may contribute to future impairment of goodwill, intangible or other long-lived assets, the risks associated with the use of trademarks licensed from and to third parties, the Company’s ability to develop and introduce innovative new products to meet changing consumer preferences, increased product liability and reputational risks associated with the formulation and distribution of nutritional supplements, risks associated with adverse publicity and negative public perception regarding the use of nutritional supplements, trade barriers, exchange controls, expropriations, and other risks associated with foreign operations, the Company’s debt leverage and the constraints it may impose, the costs, complexity and challenges of upgrading and managing our global information systems, the risks associated with information security breaches, the increased complexity of compliance with a number of new government regulations as a result of adding nutritional supplements to the Company’s portfolio of products, the risks associated with tax audits and related disputes with taxing authorities, potential changes in laws, including tax laws, and the Company’s ability to continue to avoid classification as a controlled foreign corporation.

HELEN OF TROY LIMITED AND SUBSIDIARIES

Consolidated Condensed Statements of Income and Reconciliation of Non-GAAP Financial Measures - Adjusted Operating Income, Adjusted Income and Adjusted Diluted Earnings per Share (“EPS”)

(Unaudited)

(in thousands, except per share data)

	Three Months ended May 31,
	2015						2014
	As Reported (GAAP)		Adjustments (1)		Adjusted (non-GAAP) (1)		As Reported (GAAP)		Adjustments (1)		Adjusted (non-GAAP) (1)
Sales revenue, net	$345,345	100.0%	$—		$345,345	100.0%	$311,778	100.0%	$—		$311,778	100.0%
Cost of goods sold	202,026	58.5%	—		202,026	58.5%	192,258	61.7%	—		192,258	61.7%
Gross profit	143,319	41.5%	—		143,319	41.5%	119,520	38.3%	—		119,520	38.3%

Selling, general, and administrative expense	113,776	32.9%	—		104,901	30.4%	87,397	28.0%	—		80,843	25.9%
			(2,061	)(2)					(1,295	)(2)
			(6,814	)(3)					(5,259	)(3)
			—						—
Asset impairment charges	3,000	0.9%	(3,000	)(4)	—	—%	9,000	2.9%	(9,000	)(4)	—	—%
Operating income	26,543	7.7%	11,875		38,418	11.1%	23,123	7.4%	15,554		38,677	12.4%

Nonoperating income, net	138	—%	—		138	—%	50	—%	—		50	—%
Interest expense	(2,892)	(0.8)%	—		(2,892)	(0.8)%	(3,417)	(1.1)%	—		(3,417)	(1.1)%
Total other expense	(2,754)	(0.8)%	—		(2,754)	(0.8)%	(3,367)	(1.1)%	—		(3,367)	(1.1)%
Income before income taxes	23,789	6.9%	11,875		35,664	10.3%	19,756	6.3%	15,554		35,310	11.3%

Income tax expense	3,379	1.0%	1,583	(5)	4,962	1.4%	3,358	1.1%	1,189	(5)	4,547	1.5%
Net income	$20,410	5.9%	$10,292		$30,702	8.9%	$16,398	5.3%	$14,365		$30,763	9.9%

Diluted EPS	$0.70		$0.36		$1.06		$0.55		$0.49		$1.04

Weighted average shares of common stock used in computing diluted EPS	29,088		—		29,088		29,616		—		29,616

HELEN OF TROY LIMITED AND SUBSIDIARIES

Net Sales Revenue by Segment

(Unaudited)

(in thousands)

	Three Months Ended May 31,				% of Sales Revenue, net
	2015 (6)	2014	$ Change	% Change	2015	2014
Sales revenue by segment, net
Housewares	$65,186	$66,756	$(1,570)	(2.4)%	18.9%	21.4%
Healthcare / Home Environment	143,042	142,489	553	0.4%	41.4%	45.7%
Nutritional Supplements	39,440	—	39,440	*	11.4%	—%
Beauty	97,677	102,533	(4,856)	(4.7)%	28.3%	32.9%
Total sales revenue, net	$345,345	$311,778	$33,567	10.8%	100.0%	100.0%

* Calculation is not meaningful

HELEN OF TROY LIMITED AND SUBSIDIARIES

Selected Consolidated Balance Sheet, Cash Flow and Liquidity Information

(Unaudited)

(in thousands)

	May 31,
	2015	2014
Balance Sheet:
Cash and cash equivalents	$15,262	$29,170
Receivables, net	210,001	217,415
Inventory, net	299,300	298,450
Total assets, current	565,743	586,294
Total assets	1,687,138	1,487,655
Total liabilities, current	268,442	541,471
Total long-term liabilities	486,559	166,381
Total debt	438,807	425,707
Stockholders’ equity	932,137	779,803

Cash Flow:
Depreciation and amortization	$10,354	$8,500
Net cash provided by operating activities	37,499	2,971
Capital and intangible asset expenditures	2,717	1,822
Payments to acquire businesses, net of cash received	42,750	—
Net amounts borrowed	5,600	233,100

Liquidity:
Working Capital	$297,301	$44,823
Leverage Ratio (8)	1.97	2.22

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA

(Unaudited)

(in thousands)

	Three Months Ended May 31,
	2015	2014

Net income	$20,410	$16,398

Interest expense, net	2,874	3,396

Income tax expense	3,379	3,358

Depreciation and amortization, excluding amortized interest	10,354	8,500

EBITDA (Earnings before interest, taxes, depreciation and amortization) (1)	$37,017	$31,652

Adjusted EBITDA:

EBITDA, as calculated above (1)	$37,017	$31,652

Non-cash share-based compensation (2)	2,061	1,295

Non-cash asset impairment charges (4)	3,000	9,000

Adjusted EBITDA (1)	$42,078	$41,947

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA by Segment

(Unaudited)

(in thousands)

	Three Months Ended May 31, 2015
	Housewares	Healthcare / Home Environment	Nutritional Supplements	Beauty	Total

Operating Income	$11,183	$8,418	$2,620	$4,322	$26,543

Depreciation and amortization, excluding amortized interest	1,008	5,063	1,968	2,315	10,354

Other income / (expense)	—	—	—	120	120

EBITDA (Earnings before interest, taxes, depreciation and amortization) (1)	$12,191	$13,481	$4,588	$6,757	$37,017

Adjusted EBITDA:

EBITDA, as calculated above (1)	$12,191	$13,481	$4,588	$6,757	$37,017

Non-cash share-based compensation (2)	306	595	303	857	2,061

Non-cash asset impairment charges (4)	—	—	—	3,000	3,000

Adjusted EBITDA (1)	$12,497	$14,076	$4,891	$10,614	$42,078

	Three Months Ended May 31, 2014
	Housewares	Healthcare / Home Environment	Nutritional Supplements	Beauty	Total

Operating Income	$13,035	$8,717	$—	$1,371	$23,123

Depreciation and amortization, excluding amortized interest	888	5,232	—	2,380	8,500

Other income / (expense)	—	—	—	29	29

EBITDA (Earnings before interest, taxes, depreciation and amortization) (1)	$13,923	$13,949	$—	$3,780	$31,652

Adjusted EBITDA:

EBITDA, as calculated above (1)	$13,923	$13,949	$—	$3,780	$31,652

Non-cash share-based compensation (2)	274	581	—	440	1,295

Non-cash asset impairment charges (4)	—	—	—	9,000	9,000

Adjusted EBITDA (1)	$14,197	$14,530	$—	$13,220	$41,947

HELEN OF TROY LIMITED AND SUBSIDIARIES

Reconciliation of GAAP Net Income and Earnings Per Share (EPS) to Adjusted Income and Adjusted EPS (non-GAAP)

(dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended May 31,		Basic EPS		Diluted EPS
	2015	2014	2015	2014	2015	2014

Net income as reported (GAAP)	$20,410	$16,398	$0.72	$0.56	$0.70	$0.55
Asset impairment charges, net of tax (4)	2,656	8,155	0.09	0.28	0.09	0.28
Subtotal	23,066	24,553	0.81	0.84	0.79	0.83
Non-cash share-based compensation, net of tax (2)	1,742	1,168	0.06	0.04	0.06	0.04
Amortization of intangible assets, net of tax (3)	5,894	5,042	0.21	0.17	0.20	0.17
Adjusted income (non-GAAP) (1)	$30,702	$30,763	$1.08	$1.06	$1.06	$1.04

Weighted average shares of common stock used in computing basic and diluted earnings per share (non-GAAP)			28,520	29,105	29,088	29,616

HELEN OF TROY LIMITED AND SUBSIDIARIES

Reconciliation of Fiscal Year 2016 GAAP Outlook for GAAP Diluted Earnings Per Share (EPS) to Adjusted Diluted EPS (non-GAAP)

(Unaudited)

	Fiscal Year Ended February 29, 2016 (7)
	Quarter Ended May 31, 2015 (Three Months)	Outlook for the Balance of the Fiscal Year (Nine Months)			Outlook for the Fiscal Year (Twelve Months)
Diluted EPS, as reported (GAAP)	$0.70	$3.54	-	$3.94	4.24	-	$4.64
Asset impairment charges, net of tax (4)	0.09	—	-	—	0.09	-	0.09
Subtotal	0.79	3.54	-	3.94	4.33	-	4.73
Non-cash share-based compensation, net of tax (2)	0.06	0.19	-	0.22	0.25	-	0.28
Amortization of intangible assets, net of tax (3)	0.20	0.62	-	0.64	0.82	-	0.84
Adjusted diluted EPS (non-GAAP) (1)	$1.06	$4.34	-	$4.79	$5.40	-	$5.85

HELEN OF TROY LIMITED AND SUBSIDIARIES

Notes to Press Release

(1)         This press release contains non-GAAP financial measures. Adjusted operating income, adjusted income, adjusted diluted EPS, EBITDA and adjusted EBITDA (“Non-GAAP measures”) that are discussed in the accompanying press release or in the preceding tables are considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding tables that reconcile these measures to their corresponding GAAP-based measures presented in our Consolidated Condensed Statements of Income in the accompanying tables to the press release. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these non-GAAP measures, in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective. The Company further believes that the items excluded from certain non-GAAP measures do not accurately reflect the underlying performance of its continuing operations for the periods in which they are incurred, even though some of these excluded items may be incurred and reflected in the Company’s GAAP financial results in the foreseeable future. The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities. These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP information.

(2)         Adjustments consist of non-cash share-based compensation expense of $2.06 million ($1.74 million after tax) and $1.30 million ($1.17 million after tax), for the three months ended May 31, 2015 and 2014, respectively. Share-based compensation expense is recognized for share-based awards outstanding under share-based compensation plans.

(3)         Adjustments consist of non-cash intangible asset amortization expense of $6.81 million ($5.89 million after tax) and $5.26 million ($5.04 million after tax), respectively, for the three months ended May 31, 2015 and 2014, respectively.

(4)         Adjustments consist of non-cash asset impairment charges of $3.00 million ($2.66 million after tax) and $9.00 million ($8.16 million after tax) recorded during the three months ended May 31, 2015 and 2014, respectively, as a result of our annual evaluation of goodwill and indefinite-lived intangible assets for impairment. The non-cash charges relate to certain trademarks in our Beauty segment, which were written down to their estimated fair value, determined on the basis of future discounted cash flows using the relief from royalty valuation method.

(5)         Total tax effects of adjustments described in Notes 2 through 4, for each of the periods presented:

	Three Months Ended May 31,
	2015	2014
Tax Effects of Adjustments
Non-cash share-based compensation (2)	$(319)	$(127)
Amortization of intangible assets (3)	(920)	(217)
Asset impairment charges (4)	(344)	(845)
Total	$(1,583)	$(1,189)

(6)         Includes three months of operations of Healthy Directions, which was acquired on June 30, 2014, and two months of operations of the VapoSteam business, which was acquired on March 31, 2015.

(7)         The diluted EPS outlook is based on an estimated weighted average shares outstanding of 29.00 million for fiscal year 2016.

(8)         The leverage ratio is computed as defined in the Company’s revolving credit agreement, which is as follows:

Funded Indebtedness (a)
EBITDA (b) + Pro Forma Effect of Acquisitions (c)

(a)         Funded Indebtedness: total debt plus the total letters of credit outstanding at the end of the reporting period.

(b)         EBITDA: earnings before non-cash charges, interest expense, taxes, depreciation and amortization expense, and share-based compensation for the latest reported four consecutive fiscal quarters.

(c)          Pro Forma Effect of Acquisitions: for any acquisition, pre-acquisition EBITDA of the acquired business so that EBITDA of the acquired business includes the latest twelve month trailing total.